UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2128 W. Braker Lane, BK 12, Austin, Texas 78758

April 30, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Active Power, Inc., which will be held at our principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, BK 12, on Thursday, May 30, 2013, at 2:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors, the proposal to approve our executive compensation and the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

/s/ J. Douglas Milner

J. Douglas Milner
President, Chief Executive Officer & Director

[This page is intentionally left blank.]

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation, will be held on Thursday, May 30, 2013, at 2:00 p.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect Stephen Clearman and T. Patrick Kelly as Class I Directors to serve until our 2016 Annual Meeting of Stockholders, or until his respective successor is duly elected and qualified.

2.	To hold a non-binding advisory vote to approve executive compensation.

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 12, 2013 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ Steven R. Fife

Steven R. Fife
Vice President of Finance, Chief Financial Officer
& Corporate Secretary

Austin, Texas
April 30, 2013

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2013

Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2012. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2013 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2012, are available at our website at www.activepower.com.

ACTIVE POWER, INC.
2128 W. Braker Lane, BK 12
Austin, Texas 78758

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2013

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 30, 2013 (the “Annual Meeting”). The Annual Meeting will be held at 2:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, BK 12 Austin, Texas 78758. These proxy solicitation materials were mailed on or about April 30, 2013, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On April 12, 2013, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 19,259,846 shares of our common stock outstanding and no shares of our preferred stock were outstanding. On December 21, 2012, we effected a reverse stock split of our outstanding Common Stock at a reverse split ratio of five-for-one (the “Reverse Stock Split”), reduced the total number of shares of Common Stock that we are authorized to issue to 30,000,000, and reduced the total number of shares of Preferred Stock that we are authorized to issue to 2,000,000. The par value per share of the common stock before and after the split is $0.001. Any and all references to shares or share price information throughout this proxy statement have been adjusted to reflect the impact of the Reverse Stock Split.

Each stockholder is entitled to one vote for each share of common stock held by such stockholder on April 12, 2013. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as a vote against a proposal, except with respect to the election of directors. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote in the election of directors is necessary for the election of a director. Thus the nominees receiving the greatest number of votes at the Annual Meeting will be elected to our Board of Directors (the “Board”), even if they receive less than a majority of such shares. Stockholders may not cumulate votes in the election of directors. The proposals regarding the non-binding advisory vote on executive compensation and the ratification of the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2013 require the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two, FOR the approval of Proposal Three, as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, email or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, TX 78758, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), stockholder proposals to be presented at our 2014 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 31, 2013, the date which is 120 days prior to April 30, 2014. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote on any such proposal presented at our 2014 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

Composition of the Board

The full Board currently consists of nine directors. Directors Rodney S. Bond and Benjamin L. Scott have each indicated that they are not standing for reelection at the Annual Meeting. Thus, immediately following the Annual Meeting, it is expected that the Board will consist of seven directors. The Board, in accordance with our certificate of incorporation, is divided into three classes, with Class I having four directors (expected to be two directors immediately following the Annual Meeting), Class II having two directors and Class III having three directors. The terms of each class expire at successive annual meetings so that stockholders elect one class of directors at each annual meeting.

The current composition of the Board is:

Class I Directors (term expiring at this Annual Meeting)	Rodney S. Bond* Benjamin L. Scott* Stephen Clearman T. Patrick Kelly

Class II Directors (serving until the 2014 Annual Meeting)	Jan H. Lindelow J. Douglas Milner

Class III Directors (serving until the 2015 Annual Meeting)	Ake Almgren James E. J. deVenny III Robert S. Greenberg

* Not seeking re-election at the Annual Meeting

The election of two Class I Directors, Mr. Clearman and Mr. Kelly, will take place at the Annual Meeting. At its meeting on February 13, 2013, the Board approved the recommendation of the Nominating and Corporate Governance Committee that Mr. Clearman and Mr. Kelly be nominated for election as Class I Directors for a three-year term.

If elected at the Annual Meeting, each of the two Class I Director nominees will serve on the Board until the Annual Meeting of Stockholders in 2016, or, in each case, until their successors are duly elected and qualified in accordance with our Bylaws. If either of these nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Your Board Recommends Stockholders

Vote FOR each of the Two Nominees Listed Below

Nominees for Election as Class I Directors with Terms Expiring at the 2016 Annual Meeting

Name	Age	Current Position	Proposed Class of Director

Stephen Clearman	62	Director	Class I

T. Patrick Kelly	55	Director	Class I

Stephen Clearman, 62, was appointed to our Board of Directors in June 2012. Mr. Clearman currently serves as managing partner and co-founder of Kinderhook Partners, LP. Prior to co-founding Kinderhook Partners in 2003, Mr. Clearman co-founded Geocapital Partners, a leading venture capital firm that managed more than $500 million in a series of partnerships in North America and Europe. Prior to his work at Geocapital Partners, Mr. Clearman spent four years at Adler and Company which was responsible for the origination and management of numerous venture capital investments. In addition, Mr. Clearman has been a director of a number of public and privately held companies.

In March 2012, Active Power entered into a Securities Purchase Agreement pursuant to which Kinderhook Partners purchased 1,764,705 shares of common stock for an aggregate purchase price of approximately $6,0 million. In connection with such transaction, Active Power entered into a Side Letter Agreement with Kinderhook Partners pursuant to which Mr. Clearman was appointed to the board of directors and Active Power is obligated to use its reasonable best efforts to include Mr. Clearman in the proxy statement as a nominee for election to the board of directors in any year in which such inclusion is required by Active Power’s governing documents or applicable law.

We believe that Mr. Clearman’s qualifications to serve on our Board include previous general and financial management experience with rapidly growing and publicly traded technology companies.

Thomas Patrick Kelly, 55, was appointed to our Board of Directors in January 2013. He served as interim CFO from April 2012 through March 2013 for Panera Bread leading all finance and accounting teams for the bakery-café company. Prior to joining Panera, Mr. Kelly was interim CFO for Hawker Beechcraft Corp., a Wichita, Kansas based aerospace manufacturing company, from February 2011 to August 2011. Before joining Hawker Beechcraft, he served as interim CEO at ExpressJet, a regional airline in Houston, Texas. Mr. Kelly has also held a number of senior financial positions at Vignette Corp., which was acquired by Open Text Corp.; Dell, Inc.; Trilogy Software; Sabre Holdings; and American Airlines.

We believe that Mr. Kelly’s qualifications to serve on our Board include his extensive experience as a finance professional including seven years as a CFO of publicly owned companies and three years as a director of a public company.

Continuing Class II Directors with Term Expiring at the 2014 Annual Meeting of Stockholders

Jan H. Lindelow, 67, has served as a member of our Board since February 1998 and served as our interim President and Chief Executive Officer between October 2011 and March 2012. Mr. Lindelow joined Tivoli, a unit of IBM Software Group, in June 1997 and served as Chairman and Chief Executive of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. Mr. Lindelow has executive experience in key markets and core technologies critical to our future success. From 1994 to 1995, Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies, a leader in handheld computing and scanning technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a global company delivering power, energy and automation technologies, from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company. Mr. Lindelow serves as an active board member of several enterprises, primarily in the high technology industry. During 2012, Mr. Lindelow served as a director of the following private companies: Credant Technologies, and Troux Technologies. From 2007 until its sale in 2009, Mr. Lindelow served as Chairman of the Board of Directors of Vignette Corporation. Mr. Lindelow holds an M.S. in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

We believe that Mr. Lindelow’s qualifications to serve on our Board include his significant management and board room experience leading small to mid-sized companies, both public and private, offering strategic insights into the high technology industry as well as the markets served by the Company, including the power industry, where he has direct management experience. He routinely sits on the boards of emerging companies, including other public entities, and is involved with overall financial reviews of company and management issues of those companies.

J. Douglas Milner, 52, has served as a member of our Board since March 2012 when he was appointed as our President and Chief Executive Officer. From 2008 until 2011, Mr. Milner was most recently the Chief Operating Officer for Aquilex Corporation, a publicly traded energy services company. Between 2004 and 2008, Mr. Milner was the President of Stowe Woodward, a subsidiary of Xerium Technologies, Inc., a publicly traded provider of products and services to the pulp and paper industry. He has also held executive management positions with Ziptronix, Inc., Invensys PLC, Powerware Corporation and General Electric Company. Mr. Milner holds a B.A. in Physics and Mathematics from Ohio Wesleyan University, an M.S. in Electrical Engineering from Duke University and an M.B.A. from Duke University.

As the only management representative on our Board, Mr. Milner provides an insider’s perspective to our Board discussions about our business and strategic direction. In addition, he has extensive senior management and executive experience within the global uninterruptible power industry having spent nine years with Powerware Corporation, a global UPS manufacturer and three years with Invensys PLC, where he was President of Invensys Power Systems, a billion-dollar global provider of UPS power systems and services.

Continuing Class III Directors with Term Expiring at the 2015 Annual Meeting of Stockholders

Ake Almgren, 66, has served as a member of our Board since March 2004 and as Chairman since December 2012. From March 2009 until September 2011, Dr. Almgren served as the Chief Executive Officer and President of International Battery, a manufacturer of lithium ion cells and batteries. Since May 2003, Dr. Almgren has also served as President of his consultant company, ORKAS Inc. From July 1998 to May 2003, Dr. Almgren served as Chief Executive Officer and President of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he was President of several ABB companies, including ABB Power T&D Co., involved in electric transmission and distribution equipment and systems worldwide. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

We believe that Dr. Almgren’s qualifications to serve on our Board include his extensive background in executive management and leadership of companies in the power quality, alternative and clean technology sectors, and his extensive connections throughout the power quality industry. His current and prior CEO experience has qualified him to understand all aspects of managing and building a technology-based business, and his direct experience in financing the growth of these businesses as well as their overall financial management further qualifies him to serve as a member of our Audit Committee.

James E. J. deVenny III, 64, has served as a member of our Board since March 2008. From 1999 until March 2008, Mr. deVenny served as the co-founder, President and Chief Executive Officer of Dataside LLC, a Texas-based provider of enterprise data center space and managed network services. Mr. deVenny is now an independent consultant through his business, JD Investments. Prior to founding Dataside, Mr. deVenny co-founded Computex Support Systems, where he was employed for 15 years and was involved in the design and development of mission-critical data centers and telecommunications sites. Prior to this he spent five years as Vice President of Sales and Marketing for International Power Machines, a manufacturer of uninterruptible power supply systems. Mr. deVenny also serves on the boards of directors of Lumenate, a private technology consulting services company and Verado, an energy services software company. He holds a Bachelor of Science degree in Journalism and Communications from the University of Florida.

We believe that Mr. deVenny’s qualifications to serve on our Board include his extensive experience in the uninterruptible power supply, or UPS, industry, where he held senior sales and marketing positions for a rapidly growing UPS company, and experience gained from the founding and operating of hosted data center businesses, which are a primary target market for us. Mr. deVenny’s depth of industry knowledge and contacts uniquely positions him to provide valuable insights to our Board and management with respect to strategic and operational matters, as well as the markets for our products. Mr. deVenny also brings general financial and personnel management acumen to our Board, which he gained from owning and operating his own businesses, and this further qualifies him to serve as a member of our Audit Committee and Nominating and Corporate Governance Committee.

Robert S. Greenberg, 59, has served as a member of our Board since March 2009. Since January 2009, Mr. Greenberg has been the Chief Information Officer and Vice President for Agco Corporation, a global manufacturer and distributor of agricultural equipment. Prior to joining Agco Corporation, Mr. Greenberg was Vice President and Chief Information Officer for five years with Nissan Americas, the U.S. subsidiary of Nissan Motor Ltd, a global automotive manufacturer. Mr. Greenberg also served in executive and CIO capacities over 20 years with Avaya, Inc., a global enterprise communications provider, Dell Inc. and Exxon Mobil, including time spent in Asia Pacific. Mr. Greenberg holds both Bachelor of Science and Masters of Engineering degrees in Operations Science and Industrial Engineering from Cornell University and an M.B.A. in Finance from the University of Maryland.

We believe that Mr. Greenberg’s qualifications to serve on our Board include his extensive international and multi-national management experiences as a Chief Information Officer for a number of global companies. This experience allows him to provide the Board with unique insights of the CIO community, a key target customer segment for our business, as well as important strategic and operational guidance with respect to information technology matters. As a key executive managing business operations and staffing levels significantly greater than ours, Mr. Greenberg is able to provide valuable perspective on human resource related matters, which further qualifies him to serve on our Compensation Committee as well as our Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Conflicts of Interest

On an annual basis, each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with Active Power in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any other executive officer of Active Power.

Director Independence

In accordance with the NASDAQ listing requirements, the Board has determined the independence of each director and nominee for election as director in accordance with the guidelines it has adopted. Based on those standards, the Board determined that each of Messrs. Almgren, Bond, Clearman, deVenny, Greenberg, Kelly, Lindelow and Scott, our non-employee directors, is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and has no relationship with Active Power except as a director and stockholder, unless otherwise stated under “Certain Transactions” in the Compensation Discussion and Analysis section of this proxy statement.

Board Leadership Structure and Board’s Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is primarily responsible for developing and executing against the strategic plan adopted by the Board, and for our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Our independent directors meet regularly without the presence of management. The independent directors of our Board met nine times during 2012. Our Board Chairman leads these meetings. These meetings are held in conjunction with each regularly scheduled meeting of our Board. Any of our directors may request a session comprised of only independent directors at any time. We believe that this separation represents the appropriate structure for us at this time because it allows our Chairman of the Board to coordinate general oversight and strategic planning for us while the Chief Executive Officer focuses on managing us and optimizing our operational efficiencies.

Our Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for our executives and other employees. The full Board receives reports on various risk-related items at its regular meetings including risks related to our manufacturing and sales operations, products, customer relationships and employees. The full Board considers these reports and provides feedback to management regarding our risk exposure, the potential impact on us, and steps being taken to mitigate such risks.

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee believes that candidates for director should have certain attributes, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence and dedication. The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board represent diverse viewpoints. The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address listed below, and must be received no later than December 31, 2013 in order to be considered for inclusion in the proxy statement for the next annual election of directors.

Chairman of the Nominating and Corporate Governance Committee
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, as amended, in such stockholder's capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on our website at www.activepower.com. You may leave a message to any one or a combination of directors. Any such communication must contain (i) a representation that the stockholder is a holder of record of our stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

Our Code of Business Conduct and Ethics, which is our code of ethics applicable to all directors, officers, employees and consultants worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and full compliance with all laws affecting our business. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Exchange Act and with NASDAQ listing requirements. Our Code of Business Conduct and Ethics is posted on our Internet website under the "Corporate Governance" link on our “Investor Relations” page.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics relating, among other things, to:

·	Accounting practices, internal accounting controls or auditing matters and procedures;
·	Theft or fraud of any amount;
·	Insider trading;
·	Performance and execution of contracts;
·	Conflicts of interest;
·	Violations of securities and antitrust laws; and
·	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party can call the following toll-free number to submit a report:

1-800-625-1731

The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. In 2012, the Board met nine times and did not act by written consent. All directors attended or participated in at least 75% of the meetings of the Board or committees on which they served during the period in which they served on the Board or such committees during the year ended December 31, 2012.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee. In 2012, the Board also had a Strategy Committee until October 2012. In accordance with the NASDAQ listing requirements, all the standing committees are comprised solely of non-employee, independent directors. Charters for each of the standing committees are available on our website at www.activepower.com under the heading of “Investor Relations” and subheading of “Corporate Governance”. The charter of each standing committee is also available in print to any stockholder who requests it. The table below shows current membership of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Rodney S. Bond *	Jan H. Lindelow*	Stephen Clearman*
Ake Almgren	Stephen Clearman	Robert S. Greenberg
James E. J. deVenny III	Robert S. Greenberg	James E. J. deVenny III
T. Patrick Kelly

* Committee Chairman

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board with regard to:

·	the scope of our annual audits and fees to be paid to auditors;

·	our compliance with legal and regulatory requirements;

·	the integrity of our financial statements and the compliance with our accounting and financial policies; and

·	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible for the pre-approval of all audit and non-audit services performed by our independent auditors. The members of the Audit Committee in 2012 were Messrs. Bond, Almgren and deVenny. Mr. Kelly was added as a member of the committee in January 2013. Mr. Bond serves as the Chairman of the Audit Committee and Mr. Kelly will serve as Chairman when Mr. Bond completes his term as director as of the Annual Meeting. The Audit Committee held seven meetings during 2012. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Board has determined that each of Mr. Bond and Mr. Kelly is qualified as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board regarding our compensation policies and all forms of compensation to be provided to our executive officers. The Compensation Committee also manages the granting of equity awards to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and equity compensation for our new and existing employees. The Compensation Committee also administers our equity incentive plan. The members of the Compensation Committee during 2012 were Messrs. Scott, Greenberg and Lindelow (Mr. Lindelow stepped down from the committee in October 2011 with his appointment as our interim President and Chief Executive Officer and was re-appointed to the committee in March 2012 following his resignation as interim President and Chief Executive Officer). Mr. Clearman was added to the Compensation Committee in December, 2012, at which time Mr. Scott stepped down from the Committee. Mr. Scott served as Chairman of the Compensation Committee until Mr. Lindelow’s appointment in December 2012. The Compensation Committee held seven meetings during 2012. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established to assist our Board in fulfilling its responsibilities for identifying qualified individuals to become members of the Board; determining the composition and compensation of the Board and its committees; monitoring the effectiveness of the Board and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee for all or part of 2012 were Messrs. Clearman, Greenberg, deVenny, Scott and Lindelow. Since December 2012, the committee has consisted of Mr. Clearman (Chairman), Mr. Greenberg and Mr. DeVenny. The Nominating and Corporate Governance Committee held four meetings during 2012. The Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board to attend our annual meetings. Four of our nine directors attended our Annual Meeting of Stockholders held on May 17, 2012.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, all members of the Compensation Committee were independent directors, and none of them were past or present employees or officers of Active Power or any of our subsidiaries except that Mr. Lindelow served as our interim President and Chief Executive Officer from October 2011 to March 2012. No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serves on our Board or our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2012 financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of our internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Rodney S. Bond (Chair)

Ake Almgren

James E. J. deVenny III

T. Patrick Kelly (joined the Audit Committee in January 2013)

EXECUTIVE OFFICERS

The following table sets forth certain biographical information concerning our current executive officers:

Name	Age	Position(s)

J. Douglas Milner	52	President, Chief Executive Officer and Director

Steven R. Fife	53	Vice President Finance, Chief Financial Officer and Secretary

J. Noel Foley	55	Vice President Engineering

Martin T. Olsen	34	Vice President Global Sales and Marketing (effective April 12, 2013)

Jason P. Rubin	43	Vice President Manufacturing

Uwe Schrader-Hausmann	58	Chief Technical Officer

Executive Officers

J. Douglas Milner. Reference is made to Mr. Milner’s biographical information included above with our other directors.

Steven R. Fife has been our Chief Financial Officer since November 1, 2012. As Chief Financial Officer and Vice President of Finance, he oversees all of our accounting, finance, treasury, and investor relations activities, as well as our HR and IT organizations. He previously served as the interim Chief Financial Officer of the Women’s Initiative for Self Employment from April 2011 until August 2012. Also, he has served as the Chief Financial Officer and Secretary of LECG Corp. from August 2007 until August 2010 and has also held senior finance positions at several other major companies, including Senior Corporate Controller at Gilead Sciences, Vice President and Corporate Controller for Amkor Technologies, and a variety of financial posts at JDS Uniphase and Optical Coating Laboratory, Inc. Mr. Fife began his career at Deloitte & Touche, where he spent nine years serving as a senior audit manager for numerous public company clients. Mr. Fife is a CPA (inactive) and earned a Bachelor of Science in Accounting from Brigham Young University in 1983.

J. Noel Foley joined Active Power in November 2011 as our Vice President of Engineering. In this role he is responsible for all of our product development and sustaining engineering activities. From November 2008 until joining Active Power, Mr. Foley was most recently Vice President Engineering for SolarBridge Technologies, Inc, a manufacturer of AC power products for the solar industry. Prior to this, from 2003 until 2008, Mr. Foley was employed by Dell Inc. most recently as the Senior Manager –AC/DC power supplies and DC/DC converters within Dell’s product development group. Prior to this Mr. Foley held a number of executive roles for companies including Lucent Technologies, Vicor Corporation, Computer Products/Artesyn Technologies in the U.S. and Ireland, and with GEC Corporation in the UK. Mr. Foley is a U.S. patent holder and holds a Bachelor of Electrical Engineering degree from University College, Cork, Ireland and a Masters degree in Business Administration from Boston College.

Martin T. Olsen joined Active Power in April 2007 as a Director of Product Management before being promoted in May 2008 to Vice President of Business Development. In January 2010 Mr. Olsen was promoted to Vice President—Channel Sales & Business Development. In December 2010, Mr. Olsen was promoted to Vice President Global Sales. In this role Mr. Olsen is responsible for our global sales activity, including channel sales business for our OEM partners and our IT channel sales partners, as well as our business development activities to expand our product and sales distribution channels. In April 2013, Mr. Olsen became Vice President Global Sales and Marketing and assumed the additional responsibilities of product and corporate marketing, as well as public relations. Prior to joining Active Power, Mr. Olsen was the Director for the data center group at Wright Line LLC, a global data center infrastructure provider for four years, and prior to that was a product marketing manager with American Power Conversion Corp., a global UPS manufacturer in the U.S., Europe and Asia. He also has prior product management experience with Siligen AS, a manufacturer of power availability products in Denmark. A U.S. patent holder, Mr. Olsen holds a Bachelor of Science degree in Marketing from the International Business College at Kolding, Denmark, and diplomas in Logistics and International Business Law from the International Business College at Kolding, Denmark.

Jason P. Rubin joined Active Power in March 2000 as a production planner and held various positions in our manufacturing group before being promoted to Vice President of Manufacturing in October 2005. In this role Mr. Rubin is responsible for the manufacture and testing of all Active Power products as well as managing all material and logistic requirements to support production and our global customer service activities. Mr. Rubin has over 15 years of manufacturing experience in multiple industries and immediately prior to joining Active Power was involved in managing operations and manufacturing systems for Windsport, Inc., a fabricated textile manufacturer. Mr. Rubin holds a Bachelor of Science degree in Industrial Engineering from the University of Oklahoma at Norman.

Uwe Schrader-Hausmann joined Active Power in August 2005 and held various positions in our EMEA sales engineering group and as Managing Director of Active Power (Germany) GmbH before being promoted to Vice President—Technical Services in October 2007 and then to Chief Technical Officer in January 2009. In this role he is responsible for all customer-facing technical service functions including management of our European applications engineering, project management, and project implementation activities, Mr. Schrader-Hausmann has over 30 years of experience in the UPS industry. Prior to joining Active Power, he spent 26 years with Piller Power Systems GmbH, a German-based rotary UPS manufacturer, most recently as Chief Technical Officer. He also has UPS experience with Max Mueller Gildemeister GmbH in Germany. Mr. Schrader-Hausman holds a Diplom-Ingeneur (the German equivalent of a Master of Science degree) from The University of Applied Science in Hanover, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The cornerstone of our compensation philosophy continues to be pay for performance. We seek to closely align the compensation paid to our Named Executive Officers with our performance on both a short-term and long-term basis and set performance goals that do not promote excessive risk-taking and support our core financial goals of achieving our revenue growth and operating margin targets.

Although we have delivered year-over-year growth in direct sales on an annual basis since 2005, in 2012 we did not accomplish our targeted goals with respect to revenue or profitability.

Improving our results and continuing to position our business for future success in support of our mission of producing superior returns for our stockholders requires that we attract, retain and foster high caliber talent. We design our executive compensation program to provide a competitive compensation and benefits package that reflects our performance, job complexity and the strategic value of the position, while helping to ensure long-term retention and motivation. We believe the compensation programs for our Named Executive Officers supports us in these goals in a challenging and competitive global macroeconomic environment.

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for all compensation decisions for the Named Executive Officers and for all of our executive officers. The Committee believes our executive compensation program is effective at driving the achievement of our performance goals and providing an appropriate reward for results, but also is reasonable in relation to the programs of our peer group companies and encourages our executives to work for meaningful stockholder returns without taking excessive risks. The highlights of our compensation program include:

·
An incentive cash compensation plan that, in addition to a competitive base salary, provides payouts based upon achievement of certain financial goals and individual objectives that are consistent with improving stockholder value without incurring undue risk.

·	Use of equity awards which encourage retention through time-based vesting to 100% vested over a four-year period which provides a balance between short and long-term decisions.
·	Total compensation (at target) is generally designed to compensate our executives at the 50th percentile when compared to our peer group companies.
·
Our change of control agreement with each of our officers is “double trigger,” meaning it provides severance or accelerated vesting benefits only upon termination of each such officer’s employment with us without cause or resignation of the executive for good reason within a certain time period following a change of control of Active Power.

The following compensation governance features underlie our compensation program:

·	The Committee is composed solely of independent directors. Additionally, the Committee’s independent compensation consultant is retained directly by the Committee.
·
Our compensation programs are designed to reward long-term value creation and avoid inappropriate risk taking by our executives. The Committee believes that the risks arising from our employee compensation program are reasonable, in the best interests of our stockholders, and not likely to have a material adverse effect upon us.

·	The Committee and the Board of Directors meet in executive session, without management to examine and make final decisions by the Committee.
·	The Committee meets with its external compensation consultants and advisors in executive session, without management.
·
We have an Insider Trading policy, applicable to all employees and non-employee directors, which outlines trading restrictions inclusive of black-out periods, anti-hedging guidelines, as well as other trading guidelines.

Advisory Vote on Executive Compensation

In May 2012, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 97% of stockholder votes cast in favor of our 2012 say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2012, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders. In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2012 Annual Meeting. Accordingly, the Board determined that we will hold an advisory stockholder vote each year on the compensation of our Named Executive Officers until the next say-on-pay frequency vote.

Philosophy

All of our compensation programs are designed to satisfy the following objectives:

·	To attract, motivate and retain key employees, including highly qualified executive officers;
·	To make a substantial portion of their compensation dependent upon our attainment of measurable performance targets; and
·	To structure a substantial portion of executive compensation so that it aligns with our stockholders’ interests.

Our compensation programs are designed by the Committee in collaboration with management and input from an independent compensation consultant hired by the Committee. Our compensation program for executive officers utilizes cash compensation for short-term incentives and equity compensation for long-term incentives. Cash compensation is paid in the form of a base salary and an annual performance incentive bonus (“annual bonus”), and long-term incentive compensation has typically been paid in the form of stock options and restricted stock units (“RSUs”).

Our executive compensation philosophy reflects our belief that the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives such as revenue growth, reductions in operating losses, achievement of operating profitability and positive cash flow, growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing our business considered in light of general economic conditions and specific company, country, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or otherwise, but rather on factors that drive long-term value to our stockholders, as that will more accurately reflect the quality of our operating performance and, ultimately, the management of our business by our executives. We also evaluate both performance and compensation to ensure that we maintain our ability to attract and retain superior executives in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similar or peer companies.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2012, as well as the other individuals included in the Summary Compensation Table on page 30, are referred to as “Named Executive Officers.”

Role of Compensation Committee in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers and for all of our other executive officers.

The Committee retained the services of Radford, an Aon Hewitt Company (“Radford”), an outside human resources consulting organization, to assist it with executive compensation and other human resource-related matters. In late 2011, the Committee directly engaged Radford to provide independent advice to the Committee with respect to matters including executive compensation, executive incentive and equity compensation trends and programs, non-employee director compensation, assistance with the design of an appropriate peer group for establishing compensation benchmarks and for equity compensation matters. We do not use Radford for any consulting services related to non-executive compensation matters, although we participate in annual salary surveys conducted by Radford which we use for benchmarking salary and benefits for all of our non-executive employees. Management’s only role with respect to the use of Radford is to provide company-specific data to Radford to enable it to complete its engagement for the Committee. The decision to use Radford for consulting services is recommended and approved by the Committee, and not by management.

Setting Executive Compensation

Based on the above objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals, and to reward the executives for achieving such goals. In furtherance of this, the Committee has directly retained the services of Radford to benchmark the total compensation program for all of its executive officers. Radford provides the Committee with relevant market data and alternatives and recommendations to consider when making compensation decisions for our executive officers.

Elements of compensation for our executive officers include: base salary, annual bonus, stock incentive awards and employee benefits. Base salaries for our Named Executive Officers are set at the regularly scheduled meetings of the Committee in the first quarter of each year. At this meeting, the Committee also approves and adopts the management incentive plan for the new financial year, determines the level of achievement and actual awards from the previous year’s management incentive plan, and typically grants stock-based awards to all of our Named Executive Officers.

At the beginning of each year, it has been the practice of the Committee to review the history of all of the elements of each Named Executive Officer’s total compensation over each of the past three to four years, and compare the compensation of the Named Executive Officers with that of other executive officers in an appropriate market comparison group (discussed below), using comparative data supplied by Radford. The comparative data supplied by Radford pertains to base salary, annual bonus and equity awards and is derived from compensation data of other high-technology public companies in North America with similar revenue or expense levels to us. The purpose of this analysis is to determine whether the compensation offered to each Named Executive Officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the Committee has reviewed for the corresponding period.

For 2012, the market comparables were derived from the following peer group companies:

Allied Motion Technologies	Fuel Tech	PowerSecure International
Ballard Power Systems	FuelCell Energy	Satcon Technology
Capstone Turbine	Lime Energy	SL Industries
Comverge	Maxwell Technologies	Ultralife
Energy Recovery	Pervasive Software	Valence Technology
EnerNOC

We used this group of companies as there is an absence of other directly comparable and similarly sized publicly traded UPS companies in the U.S. with which we can benchmark ourselves, and because this population is reflective of the market in which we compete for talent. The Committee instructed Radford to include in our comparative peer group several local Austin companies and several other clean-technology or alternative energy companies with whom we are often compared by the financial community, which are included in the list above.

At the end of 2011, the Committee, with assistance from Radford, reviewed the companies that comprised the peer group used to benchmark our executive compensation. Due to the increase in our revenue and number of employees, additional companies met the required criteria for our peer group compared to the peer group we used for the prior year. As a result, we replaced a substantial number of our peer group members.

The Committee generally considers compensation to be competitive for our Named Executive Officers if it is between the 25th and 50th percentiles for base salary, and in the 50th percentile for annual bonus and equity awards for the applicable peer group. Where a specific component of compensation is not within this range, the Committee uses the competitive data as a factor for its compensation determination, but may also take into account factors specific to a Named Executive Officer in making its final compensation decisions, including such officer’s position and functional role, seniority, performance and overall level of responsibility. Overall, Radford found that our actual base salary and bonus and the value of our long-term incentives, including equity awards for 2012, fell between the 25th and 50th percentile of the market comparables which was consistent with our stated philosophy.

The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual objectives for the previous year;
•	difficulty of achieving desired results in the coming year;
•	value of their unique skills and capabilities to support our long-term growth;
•	performance of their general management capabilities; and
•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create and maintain a cohesive executive team.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of all of our executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee and discussed with the full Board). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and equity award amounts, are presented to the Committee by the Chief Executive Officer. The Chief Executive Officer uses benchmark data from the Radford surveys that we participate in as he makes his recommendations to the Committee. Though the Committee is not obligated to follow the Chief Executive Officer’s recommendations, the Committee gives them great weight in making its decisions, as the Committee believes our Chief Executive Officer is in the best position to assess the performance of the other Named Executive Officers and identify key criteria for the Committee to consider in making its final decisions relating to the compensation of the Named Executive Officers (other than the Chief Executive Officer). Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive Officer. We review base salaries annually and target salary compensation between the 25th and 50th percentile of base salary practices of our peer group, but maintain flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience at the executive level, and responsibilities. Newly appointed Named Executive Officers, depending on prior experience, may be paid less than the median market salary with a goal of increasing such salary to median levels within a two or three-year period after their appointment. The Committee also considers an internal review of the Named Executive Officer’s compensation relative to other Named Executive Officers and the individual performance of the executive in establishing the base salary. As a result, compared to 2011, the Committee increased based salaries from 7% (for recently appointed officers) to approximately 14% in 2012.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our Named Executive Officers for their contributions toward the achievement of shorter-term financial and operating goals that we believe drive our operating results and create long-term stockholder value.

Under this program, the Committee, with recommendations provided by our Chief Executive Officer, establishes an annual target award for each Named Executive Officer, which is typically expressed as a percentage of the executive’s base salary. For 2012, this target award level was 100% of base salary for Mr. Milner, 60 % of base salary for Mr. Penver, 60% of base salary for Mr. Fife, 50% of base salary for Ms. Brown, 80% of base salary for Mr. Olsen and 50% of base salary for Mr. Rubin. Mr. Milner and Mr. Fife were not employed at Active Power at the start of 2012 so did not have a target award level in 2011. Ms. Brown’s and Mr. Penver’s target levels did not change from 2011. Mr. Rubin’s target level in 2011 was 45% of his base salary. Mr. Olsen’s target variable cash compensation level was 79% of his base salary in 2011 when he was in charge of our global channel sales operation and was under an alternative bonus program. The Committee makes the determination of the actual bonus earned by a Named Executive Officer and may choose to award a bonus or not, and determines the actual award, in light of all relevant factors after completion of the fiscal year.

For 2012, 70% of each of the Named Executive Officers’ target bonus award was based upon achievement of corporate financial and operating objectives, which were the same objectives for each of our Named Executive Officers. The remaining 30% of each Named Executive Officer’s target bonus award was based upon achievement of individual objectives unique to each executive and his or her area of responsibility. Each objective was tied to our annual operating plan, including, for example, consummation of new strategic partnerships, implementation of strategies and procedures, improvement of brand awareness, completion of certain development programs, raising new equity and bank lending facilities, and the implementation of certain new accounting and reporting systems.

The weighting of corporate and individual objectives was reviewed and established by the Committee at the beginning of 2012 and the same weighting was used for all of our Named Executive Officers, reflecting our philosophy that a significant portion of the compensation of our executive team should reflect their success as a team, and not as individuals. Both the corporate and individual goals were established by the Committee at the beginning of 2012 and were all tied to our annual operating plan that was approved by the Board in January 2012.

For 2012, the corporate and financial goals, and the weights given to each for purposes of determining the amount of bonuses, were as follows:

Goals	Target	Actual	% of target	Weighting
Revenue	$90,000,000	$76,315,000	85%	30%
Operating profit (loss)	$1,714,000	$(1,726,000)	-%	40%

The revenue goal that was set for 2012 represented an increase in total annual revenues of 6% from 2011. The Committee felt that after a year of very strong revenue growth in 2011, with an uncertain economic outlook in some of our key overseas markets, and with challenges growing our continuous power systems and infrastructure solutions, this was a challenging target for us to achieve. Based on our operating plan, achievement of this targeted revenue would result in an operating profit of $1.7 million, which would have represented the first annual profit in our history. The plan also provided for potentially higher payouts to the Named Executive Officers for various levels of accomplishment greater than the target amount as an additional incentive to encourage better financial performance. The additional incentives approved by the Committee were as follows:

Revenue		Operating Profit

% to Plan	Multiplier for Bonus	% to Plan	Multiplier for Bonus
83.9%	Linear scale from 0.50 to 1.00	50%	Linear scale from 0.50 to 1.00
100%	1.00	100%	1.00
105%	1.25	133%	1.25
115%	1.75	200%	1.75
120%	2.00	233%	2.00

Any payout resulting from the revenue goal attainment was contingent upon Active Power meeting a minimum operating profit threshold of at least $400,000. Since our actual 2012 operating profit fell below this threshold, there was no payout under the revenue or operating profit portions of the plan. Subject to the operating profit threshold described above, any payout under the revenue portion of the plan was subject to Active Power achieving a minimum revenue threshold which was $75.6 million in 2012. Our plan provides for a maximum payout of 200% of the target payout amount for the sales and operating profit portions of the plan at 120% of sales and 233% of operating profit, respectively. These targets and the sliding scale payout system are reviewed and adjusted annually, as appropriate, by the Committee.

The individual objectives for each of the Named Executive Officers included the following:

Named Executive Officer	Individual Objectives
J. Douglas Milner President & Chief Executive Officer (since March 1, 2012)	- Introduction of next generation UPS product - Develop company strategic plan - Improved finance organization performance - Organizational structure assessment

John K. Penver Former Chief Financial Officer, Vice President Finance and Secretary (until October 31, 2012)	- Reduce period-end closing and reporting time - Improve forecasting accuracy - Establish management key metric dashboards

Lisa M. Brown Vice President Marketing & Sales Operations (until April 11, 2013)	- Introduction of next generation UPS product - Data Center market analysis and plan - Product/Service pricing strategy

Jason P. Rubin Vice President Manufacturing	- Implement Lean and continuous improvement program - Improve forecasting accuracy - Safety program improvements

Martin T. Olsen Vice President Global Sales and Marketing (effective April 12, 2013)	- Sales Team productivity and expense management - Improve use of CRM tool - Improve forecasting accuracy

Mr. Fife did not have any specific individual objectives since he joined us late in the year on November 1, 2012.

Mr. Lindelow’s compensation for his services as our interim President and Chief Executive Officer was not contingent upon any specific individual objectives. Mr. Lindelow received a one-time bonus in March 2012 of $135,000.

At year-end 2012, our Chief Executive Officer prepared an analysis of accomplishments relative to the established corporate and individual goals for each executive officer (excluding himself) for presentation to the Committee. The Committee reviewed the analysis prepared by the Chief Executive Officer with respect to the results and computation of the bonus award for each of the Named Executive Officers before recommending the bonus award payments.

The performance related bonus results for each of our Named Executive Officers for 2012 were as follows:

Named Executive Officer	Target Bonus Award	Actual Bonus Award	% of Target
J. Douglas Milner President & Chief Executive Officer (since March 1, 2012)	$400,000	$60,000	15%

John K. Penver Former Chief Financial Officer, Vice President Finance and Secretary (until October 31, 2012)	$150,000	$9,844	7%

Steven R. Fife Chief Financial Officer, Vice President Finance and Secretary (since November 1, 2012)	$42,000	$-	-%

Martin T. Olsen Vice President Global Sales and Marketing (effective April 12, 2013)	$196,000	$44,100	23%

Lisa M. Brown Vice President Marketing & Sales Operations (until April 11, 2013)	$110,000	$19,701	18%

Jason P. Rubin Vice President Manufacturing	$105,000	$19,688	19%

For 2012, the Committee also approved discretionary bonuses for certain executives based on the additional contributions to our success from such executives during 2012. The Committee also approved a bonus to recognize Mr. Fife’s contributions since he joined us in November 2012 and noted that, due to the fact that he joined us late in the year, he did not have any specific objectives for 2012. Mr. Fife, Ms. Brown and Mr. Rubin received discretionary bonuses for 2012 in the amounts of $20,000, $4,553, and $10,000, respectively. These amounts are not included in the table above.

Mr. Penver, under his severance agreement, was eligible to receive a prorated amount of his bonus for the performance based goals portion of the bonus program. This payment is contingent upon his continued compliance with his severance agreement.

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our stockholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the price of our common stock. This is consistent with our philosophy that in the long term, our stock price will reflect our operating performance and that our management team’s compensation should be in a large part driven by our long-term results. Therefore, it has been our practice to make annual grants of equity-based awards to our Named Executive Officers. The Committee uses benchmark equity data provided annually by Radford to assist in determining the value and level of annual equity awards to make and usually targets at or around the median value level of equity grants relative to our peer group. The ultimate amount and mix of equity awards vary among Named Executive Officers based on their positions within Active Power, individual performance and other factors the Committee deems relevant.

The Committee approved the following annual grants of stock options to our Named Executive Officers in February 2012:

Named Executive Officer	No. of Options Awarded	Option Exercise Price	Date of Grant
Jan H. Lindelow Former Interim President and Chief Executive Officer (October 2011 through Feb 2012)	12,800	$4.00	2/17/2012
John K. Penver Former Chief Financial Officer, Vice President Finance and Secretary (until October 31, 2012)	8,999	$4.00	2/17/2012
Martin T. Olsen Vice President Global Sales and Marketing (effective April 12, 2013)	21,999	$4.00	2/17/2012
Lisa M. Brown Vice President Marketing & Sales Operations (until April 11, 2013)	12,999	$4.00	2/17/2012
Jason P. Rubin Vice President Manufacturing	19,999	$4.00	2/17/2012

The Committee approved the following annual grants of RSUs to our Named Executive Officers in February 2012:

Named Executive Officer	No. of RSUs Awarded	Grant Date Price	Date of Grant
Jan H. Lindelow	12,800	$4.00	2/17/2012

John K. Penver	9,000	$4.00	2/17/2012

Martin T. Olsen	14,000	$4.00	2/17/2012

Lisa M. Brown	9,000	$4.00	2/17/2012

Jason P. Rubin	12,000	$4.00	2/17/2012

In April 2012, the Committee adopted a burn rate policy for 2012 through 2014 that limited the number of shares that we grant subject to stock awards over the three-year period to an average of 2.93% of our outstanding common stock (which was equal to the median burn rate plus one standard deviation for the 2011 calendar year for Russell 3000 companies in our Global Industry Classification Standards Peer Group (2010 Capital Goods), as published by Institutional Shareholder Services (ISS) in 2011). Shortly after adoption of this policy, our stock ceased to be included in the Russell 3000 index. In connection with considering executive compensation programs for 2013, the Committee reviewed the burn rate policy and considered the data provided by Radford which indicated that the current ISS burn rate guideline for capital goods companies that were not in the Russell 3000 index (such as Active Power) was 6.69%. The Radford data also indicated that the annual gross burn rate for our peer group was 1.9% at the 50th percentile and 3.6% at the 75th percentile. The Committee considered the appropriate level of equity awards to be made to our executive officers and other employees in light of our stage of development and market capitalization and the need to retain current employees. The Committee believes that our financial and business circumstances and executive leadership had changed significantly since the burn rate policy was adopted April 2012 and that to continue such policy would inhibit our ability to grant appropriate equity incentives to employees. As a results of such analysis, on February 12, 2013, the Committee unanimously agreed and resolved to revise the burn rate policy to eliminate the fixed percentage limit and to determine the annual level of equity awards on a case by case basis based on the Committee’s determination of what level of equity awards would be in the best interests of Active Power and its stockholders.

Policy Regarding Tax Deductibility of Compensation

Within its performance-based compensation program, we aim to compensate the senior executive management team in a manner that is tax effective for us. However, the Committee may determine that it is appropriate to pay compensation which is not deductible from time-to-time.

Timing of Grants

Equity awards to our executive officers and other key employees are typically granted annually in conjunction with the review of their respective individual performance. This review takes place at regularly scheduled meetings of the Committee, which are typically held in conjunction with the meetings of our Board during the first quarter of each year. Equity awards are automatically granted to our non-employee directors on the date of our Annual Meeting of Stockholders, in accordance with the terms of our director compensation policy. Grants to newly hired employees are made in meetings of the Committee or Board, with effect from the date of the meeting. Grants to newly hired executive officers are made at the next regularly scheduled Committee meeting or at a special meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on The NASDAQ Capital Market on the date of grant of the award.

Stock Ownership Guidelines

We have a stock ownership policy that requires our non-executive directors to obtain a minimum level of stock ownership in Active Power within five years of their appointment to the Board. The stock ownership policy requires the following for our non-executive directors:

•
With respect to all individuals who were non-executive directors on February 1, 2007 (the date of the initial adoption of our current equity ownership policy), by February 1, 2012 the directors should own stock with a value equal to three times the annual Board retainer.

•
With respect to non-executive directors first appointed or elected to the Board after February 1, 2007, by the fifth-year anniversary of such date of initial appointment or election the director should own stock with a value equal to three times the annual Board retainer.

•	The value of such stock is measured by the higher of the original purchase price paid or the current fair market value of the shares at the time of evaluation.

All of our non-executive directors were in compliance with this policy at December 31, 2012. There currently are no stock ownership guidelines for our Named Executive Officers.

Our insider trading policy prohibits all directors and executive officers of Active Power from making short sales of our stock, engaging in hedging transactions and other derivative securities involving our stock, using our securities as collateral for loans, and holding our securities in margin accounts.

Perquisites and Other Personal Benefits

The Committee does not believe that providing an executive perquisite is consistent with our pay-for-performance compensation philosophy. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

We provide employee benefits including a 401(k) plan without any matching contributions at this time, and coverage under health and insurance plans, which are the same for all employees. We also offer life insurance for all employees that provides coverage up to an employee’s salary or a maximum of $200,000. We also provide an automobile allowance to a European-based executive officer, Uwe Schrader-Hausmann, and to European-based sales and service employees that is part of the normal competitive compensation package in those markets. We do not provide such allowances to our U.S.-based executives or sales employees.

Employment Agreements with Officers

Refer to the information under Potential Payments Upon Termination or Change in Control - Termination and Change in Control Agreements for details of the employment agreements in place with our executive officers and details regarding the Separation Agreement and Release we entered into with Mr. Penver upon his departure from Active Power in October 2012.

The Committee relies on recommendations made to it by Radford with respect to competitive compensation amounts provided to executive officers, the nature and type of contractual arrangements with executive officers, including severance agreements and change of control provisions, and which executive officers will be eligible for such benefits. The Committee also asked Radford for benchmark data on severance benefits and change in control provisions relating to equity awards for executive officers. Radford provided benchmark data using the same peer group of companies that is used to guide compensation decisions, to provide specific guidelines to the Committee. Based on its review of the benchmark data provided by Radford, the Committee believed it was necessary for the retention of officers and to remain competitive in employment markets for us to enter into such agreements with our executive officers.

We have certain arrangements with our executive officers for potential payments upon termination of such executive or a change of control. See “Potential Payments Upon Termination or Change of Control” on page 39 of this proxy statement for a description of such arrangements and the estimated payment amounts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2012, with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board:

Jan H. Lindelow (Chair)

Stephen Clearman

Robert S. Greenberg

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards	Option Awards		Non- Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
		[2]	[3]	[4]		[5]	[6]
Jan H. Lindelow, Interim President & Chief Executive Officer (from October 16, 2011 until March 1, 2012) (Principal Executive Officer) [1]	2012	$87,500	51,200	$34,844		$135,000	$-	$308,544
	2011	$87,500	-	-		-	-	$87,500

J. Douglas Milner, President and Chief Executive Officer (since March 1, 2012) (Principal Executive Officer)	2012	$328,720	$172,500	$352,198		$60,000	$86,195	$999,613

John K. Penver, Former Chief Financial Officer, Vice President Finance and Company Secretary (until October 31, 2012) (Principal Financial Officer)	2012	$209,157	$36,000	$24,499		$9,844	$127,330	$406,830
	2011	$230,272	-	$154,950		$60,163	-	$445,385
	2010	$232,054	-	$209,469[7	]	$210,002	-	$651,525

Steven R. Fife, Chief Financial Officer, Vice President Finance and Company Secretary (since November 1, 2012) (Principal Financial Officer)	2012	$59,231	$72,000	$153,996		$20,000	$24,890	$330,117

Martin T. Olsen, Vice President Global Sales and Marketing (effective April 12,2013)	2012	$240,384	$56,000	$59,883		$44,100	$21,201	$421,568
	2011	$188,601	-	$167,966		$70,150	$-	$426,717
	2010	$169,423	-	$197,495[7	]	$231,441	$35,724	$634,083

Lisa M. Brown, Vice President Marketing and Sales Operations (until April 11, 2013)	2012	$217,692	$36,000	$35,386		$24,254	$3,966	$317,298
	2011	$197,398	-	$123,960		$49,405	-	$370,763
	2010	$197,143	-	$112,791[7	]	$190,575	-	$500,509

Jason P. Rubin, Vice President Manufacturing	2012	$206,517	$48,000	$54,439		$29,688	$17,415	$356,059
	2011	$187,272	-	$154,950		$50,000	-	$392,222
	2010	$185,990	-	$112,791[7	]	$138,244	-	$437,025

[1]
Represents amount paid to Mr. Lindelow in his capacity as interim President and Chief Executive Officer. Amounts paid to Mr. Lindelow for board-related services are included under Director Compensation.

[2]	Represents total salary earned during the calendar years 2012, 2011 and 2010 even if paid in another year.

[3]
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2012, 2011 and 2010, respectively, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 4, 2013 for the relevant assumptions used to determine the valuation of our restricted stock awards.

[4]
The amounts reported in this column represent the aggregate value of the stock options granted to the Named Executive Officers during 2012, 2011 and 2010, respectively, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 4, 2013 for the relevant assumptions used to determine the valuation of our stock option awards.

[5]
Represents cash bonuses earned under our 2012 management incentive plan that were paid out in March 2013, amounts earned under our 2011 management incentive plan that were paid out in March 2012 and amounts earned under our 2010 management incentive plan that were paid out in March 2011. For Mr. Lindelow’s 2012 payment, this is a payment for his work as interim CEO made in 2012. For Mr. Penver, this payout is contingent upon his continued compliance with his severance agreement.

[6]
Represents moving and storage expenses paid to Mr. Olsen in 2010, relocation and temporary living expenses paid to Mr. Milner and Mr. Fife in 2012, payout of vacation (cash paid in exchange for vacation accrued) for Ms. Brown, Mr. Penver, Mr. Olsen and Mr. Rubin. Also represents severance and retention bonus for Mr. Penver paid in 2012.

[7]
Included in the value of stock awards granted to Named Executive Officers during 2010 is the grant-date fair value of performance-based stock awards that were awarded in 2010. The value of the performance awards is based on the expected number of performance awards that were expected, at the time of grant, to be earned by the Named Executive Officers.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

					All other
					option
		Estimated future payouts under non-			awards	Exercise or	Grant Date
		equity incentive plan awards [1]			Number of	base price	Fair Value
					securities	of option	of Stock or
	Grant				underlying	awards	Option
Name and Principal Position	Date	Threshold	Target	Maximum	options	($/share)	Awards

						[2]	[3]
Jan H. Lindelow, interim President & Chief Executive Officer (from October 16, 2011 until March 1, 2012) (Principal Executive Officer) [4][5]	2/17/2012				12,800	$4.00	$34,844
	2/17/2012				12,800	$0.00	$51,200

John Milner, President and Chief Executive Officer (Since March 1, 2012) (Principal Executive Officer)		$70,000	$400,000	$800,000
	3/1/2011				149,999	$3.45	$352,198
	3/1/2011				50,000	$0.00	$172,500

John K. Penver, Former Chief Financial Officer, Vice President Finance and Company Secretary (until October 31, 2012) (Principal Financial Officer)[6]		$26,250	$150,000	$300,000
	2/17/2012				8,999	$4.00	$24,499
	2/17/2012				9,000	$0.00	$36,000

Steven R. Fife, Chief Financial Officer, Vice President Finance and Secretary (Principal Financial Officer)		$29,400	$168,000	$336,000
	11/2/2012				60,000	$3.60	$153,996
	11/2/2012				20,000	$0.00	$72,000

Martin T. Olsen, Vice President Global Sales and Marketing (effective April 12, 2013)		$34,300	$196,000	$392,000
	2/17/2012				21,999	$4.00	$59,883
	2/17/2012				14,000	$0.00	$56,000

Lisa M. Brown, Vice President Marketing and Sales Operations (until April 11, 2013)		$19,250	$110,000	$220,000
	2/17/2012				12,999	$4.00	$35,386
	2/17/2012				9,000	$0.00	$36,000

Jason P. Rubin, Vice President Manufacturing		$18,375	$105,000	$210,000
	2/17/2012				19,999	$4.00	$54,439
	2/17/2012				12,000	$0.00	$48,000

[1]
These columns show the awards that were possible at the threshold, target and maximum levels of performance under the annual management incentive plan. The target estimated future payout amount was the amount that each Named Executive Officer would earn if they accomplished 100% of the corporate and individual objectives under the annual management incentive plan. Refer to “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for amounts actually earned for 2012.

[2]	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by The NASDAQ Capital Market on the date of grant of the award.

[3]
Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 1, 2013 for the relevant assumptions used to determine the valuation of our option awards.

[4]	Amounts awarded to Mr. Lindelow for his services as a director are included under Director Compensation.

[5]	Any payouts to Mr. Lindelow related to the 2012 bonus plan were paid before the end of 2012 and are included in the Summary Compensation Table.

[6]	Any prorated payouts to Mr. Penver related to the 2012 bonus plan and, under his severance agreement, are contingent upon his compliance with the terms of such agreement.

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards							Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option exercise price ($)	Option expiration date	Number of options vested at 12/31/12		Number of shares of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
										[1]
Jan H. Lindelow, Interim President & Chief Executive Officer (from October 16, 2011 until March 1, 2012) (Principal Executive Officer) [9]	3,200	3,200		$4.00	2/17/2022	3,200[12	]	3,200[12	]	$10,720

J. Douglas Milner, President and Chief Executive Officer (since March 1, 2012) (Principal Executive Officer)	-	149,999[13	]	$3.45	3/1/2022	-		50,000[13	]	$167,500

John K. Penver, Former Chief Financial Officer, Vice President of Finance and Company Secretary (until October 31, 2012) (Principal Financial Officer)	22,000	-		$18.90	2/28/2015	22,000[2	]	-		$-
	16,999	-		$21.00	2/3/2016	16,999[2	]	-		$-
	9,999	-		$11.45	2/7/2017	9,999[2	]	-		$-
	16,500	-		$9.40	2/28/2018	16,500[2	]	-		$-
	3,849	-		$2.40	2/4/2019	3,849[10	]	-		$-
	23,172	-		$3.95	2/25/2020	23,172[10	]	-		$-
	62,138	-		$3.95	2/25/2020	62,138[10	]	-		$-
	8,750	-		$11.25	2/28/2021	8,750[10	]	-		$-
	3,937	-		$4.00	2/17/2022	3,937[10	]	-		$-
	167,344	-				167,344		-		$-

Steven R. Fife, Chief Financial Officer, Vice President Finance and Company Secretary (since November 1, 2012) (Principal Financial Officer)	-	60,000[14	]	$3.60	11/2/2022	-		20,000[14	]	$67,000

Martin T. Olsen, Vice President Global Sales and Marketing (effective April 12, 2013)	4,000	-		$7.70	5/18/2017	4,000[2	]	-		$-
	1,000	-		$8.35	6/7/2017	1,000[2	]	-		$-
	2,666	-		$6.80	4/30/2018	2,666[2	]	-		$-
	5,000	-		$6.95	5/21/2018	5,000[2	]	-		$-
	10,313	687		$2.40	2/4/2019	10,313[6	]	-		$-
	16,913	10,312		$3.95	2/25/2020	16,913[3	]	-		$-
	10,274	-		$3.95	2/25/2020	10,274[4	]	-		$-
	10,000	10,000		$8.70	11/3/2020	10,000[7	]	-		$-
	656	844		$12.60	2/18/2021	656[8	]	-		$-
	8,749	11,250		$11.25	2/28/2021	8,749[7	]	-		$-
	4,124	17,875		$4.00	2/17/2022	4,124[11	]	11,375		$38,106
	73,695	50,968				73,695		11,375		$38,106

Lisa M. Brown, Vice President Marketing and Sales Operations (until April 11, 2013)	14,999	-	18.50	12/1/2015	14,999[2	]	-	$-
	6,000	-	11.45	2/7/2017	6,000[2	]	-	$-
	11,250	-	9.40	2/28/2018	11,250[2	]	-	$-
	15,938	1,062	2.40	2/4/2019	15,938[6	]	-	$-
	9,983	-	3.95	2/25/2020	9,983[4	]	-	$-
	28,079	14,437	3.95	2/25/2020	28,079[3	]	-	$-
	6,999	9,000	11.25	2/28/2021	6,999[5	]	-	$-
	2,437	10,562	4.00	2/17/2022	2,437[11	]	7,312	$24,495
	95,685	35,061			95,685		7,312	$24,495

Jason P. Rubin, Vice President Manufacturing	3,000	-	17.55	2/13/2014	3,000[2	]	-	$-
	5,999	-	17.95	2/14/2015	5,999[2	]	-	$-
	7,999	-	21.00	2/3/2016	7,999[2	]	-	$-
	6,000	-	11.45	2/7/2017	6,000[2	]	-	$-
	9,000	-	9.40	2/28/2018	9,000[2	]	-	$-
	7,438	1,062	2.40	2/4/2019	7,438[6	]	-	$-
	8,645	-	3.95	2/25/2020	8,645[4	]	-	$-
	29,418	14,437	3.95	2/25/2020	29,418[3	]	-	$-
	8,748	11,251	11.25	2/28/2021	8,748[8	]	-	$-
	3,749	16,250	4.00	2/17/2022	3,749[11	]	9,750	$32,663
	89,996	43,000			89,996		9,750	$32,663

[1]	Based on the closing market value of our common stock of $3.35 per share at December 31, 2012.

[2]	This option originally vested over a four-year period and is now fully vested.

[3]
This option vests over a four-year period from February 25, 2010, with 25% of the award vesting on February 25, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[4]
This option vests over a three-year period from February 25, 2010, with 50% of the award vesting on February 25, 2011 and then 25% of the total award vesting on February 25, 2011 and 25% of the total award vesting on February 25, 2012, in each case subject to continued service with us.

[5]
This option vests over a four-year period from February 28, 2011, with 25% of the award vesting on February 28, 2012 and then 1/16h of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[6]
This option vests over a four-year period from February 4, 2009, with 25% of the award vesting on February 4, 2010 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[7]
This option vests over a four-year period from November 3, 2010, with 25% of the award vesting on November 3, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[8]
This option vests over a four-year period from February 18, 2011, with 25% of the award vesting on February 18, 2012 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[9]	Amounts outstanding for Mr. Lindelow are included under Director Compensation.

[10]
Mr. Penver’s outstanding options and awards that were to vest within nine months of his termination on October 31, 2012, were accelerated. The remaining unvested shares as of July 31, 2013 were cancelled.

[11]
This option vests over a four-year period from February 17, 2012, with 1/16th of the total award vesting in 16 quarterly installments over a four-year period, in each case subject to continued service with us.

[12]
Mr. Lindelow received this award during his term as Interim Chief Executive Officer. The options and restricted stock awards vest 50% on May 1, 2012, another 25% vesting on October 16, 2012, and the remaining 25% vesting on October 16, 2013, in each case subject to continued service with us.

[13]
These options and RSUs vest 25% on March 1, 2013, and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

[14]
These options and RSUs vest 25% on November 2, 2013, and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with us.

OPTION EXERCISES AND STOCK VESTED

The following table shows options exercised and restricted stock vested for our Named Executive Officers during 2012:

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Jan H. Lindelow	6,400	$-	9,600	$39,501

J. Douglas Milner	-	$-	-	$-

John K. Penver	25,150	$21,521	1,126	$4,532

Steven R. Fife	-	$-	-	$-

Martin T. Olsen	-	$-	2,625	$9,669

Lisa M. Brown	-	$-	1,688	$6,217

Jason P. Rubin	-	$-	2,250	$8,288

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

2010 Equity Incentive Plan

In the event of a Change in Control (as defined in the 2010 Plan), each outstanding Award (as defined in the 2010 Plan) will be treated as the Administrator (as defined in the 2010 Plan) determines without a participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger of Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction, or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights that are not assumed or substituted for, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units (each as defined in the 2010 Plan) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

An Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a stock appreciation right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of the common stock of Active Power for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an option or stock appreciation right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of common stock in the merger or Change in Control), to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

For purposes of the 2010 Plan, “Change in Control” means the occurrence of any of the following events: (i) a change in the ownership of Active Power which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of Active Power that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Active Power; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Active Power will not be considered a Change in Control, (ii) if we have a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of Active Power which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of Active Power, the acquisition of additional control of Active Power by the same Person will not be considered a Change in Control; or, or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Active Power immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by Active Power to: (1) a stockholder of Active Power (immediately before the asset transfer) in exchange for or with respect to Active Power stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Active Power, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Active Power, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of Active Power, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Active Power. Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of our incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held our securities immediately before such transaction.

Termination and Change in Control Agreements

Except as otherwise noted, we have formal written severance agreements with all of our executive officers that provide for certain benefits if severance arises in connection with a change in control of Active Power. Mr. Lindelow was not eligible for any severance benefits in connection with his service as our interim President and Chief Executive Officer.

Each of Mr. Milner, Mr. Fife, Mr. Olsen, Ms. Brown and Mr. Rubin has entered into Severance Benefit Agreements (“Severance Agreements”). The Severance Agreement signed by Mr. Olsen, Ms. Brown and Mr. Rubin provides that if the executive’s employment is terminated for reasons other than Cause (as defined in the Severance Agreements) or by the executive for Good Reason (as defined by the Severance Agreements) then the executive shall be entitled to receive continued severance pay equal to six months of their then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, the Severance Agreements provide that the vesting under all unvested options and restricted stock would be accelerated by six months. Upon termination without Cause or resignation for Good Reason, Mr. Milner is entitled to severance equal to twelve months of his then-current base salary and Mr. Fife is entitled to severance equal to nine months of his then-current base salary. Each executive would also be entitled to his or her annual bonus under our management incentive program (i) as to a prorated portion, with respect to performance objectives that are measured over a period of time to the extent the objectives (as prorated for the period of employment during such performance period) are actually achieved prior to the date of employment termination, and (ii) as to the full amount with respect to performance objectives that are measured on the basis of the occurrence of an event, to the extent such objective is actually achieved prior to the date of employment termination. The Severance Agreements further provide that each executive execute a release of claims in favor of us, and the Severance Agreements signed by Mr. Olsen, Ms. Brown and Mr. Rubin include noncompetition and non-solicitation covenants for a period of up to six months following his or her termination of employment. Mr. Milner’s Severance Agreement includes noncompetition and non-solicitation covenants for a period of up to twelve months following termination of employment.

Each of the Severance Agreements also provides that if within twelve months following a Change in Control (as defined in the Severance Agreements) the executive officer’s employment is terminated for reasons other than Cause, or by the executive for Good Reason, then any unvested options or shares of restricted stock held by the executive on the date of such change in control would accelerate and vest in full as of the date of the termination.

Had their employment been terminated on December 31, 2012 by us for reasons other than cause or by the executive for good reason, our Named Executive Officers would have been eligible to receive the payments set forth in the table below. These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Active Power.

POTENTIAL PAYMENTS UNDER TERMINATION ARRANGEMENTS

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock [1]	Accelerated Vesting of Stock Options [2]	Total
J. Douglas Milner	$401,607	$11,034	$13,905	$73,281	$-	$499,826

Steven R. Fife	$281,004	$11,034	$4,435	$16,750	$-	$313,223

Martin T. Olsen	$123,484	$5,517	$15,218	$20,519	$653	$165,391

Lisa M. Brown	$110,884	$3,411	$16,605	$13,191	$1,009	$145,099

Jason P. Rubin	$105,844	$5,072	$12,878	$17,588	$1,009	$142,390

[1]	Based upon the closing price of our common stock at December 31, 2012 of $3.35 per share.

[2]
Represents the value realized upon accelerated vesting of options in the event of a termination for reasons other than cause or by the executive for good reason and is based upon the difference between the exercise price of accelerated options for our Named Executive Officers at December 31, 2012 and the closing price of our common stock at that date of $3.35.

If their employment had been terminated on December 31, 2012 by us for reasons other than cause or by the executive for good reason as a result of a change in control of Active Power, these Named Executive Officers would have been eligible to receive the payments set forth in the table below. These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Active Power.

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock [1]	Accelerated Vesting of Stock Options [2]	Total
J. Douglas Milner	$401,607	$11,034	$13,905	$167,500	$-	$594,046

Steven R. Fife	$281,004	$11,034	$4,435	$67,000	$-	$363,473

Martin T. Olsen	$123,484	$5,517	$15,218	$20,519	$653	$165,391

Lisa M. Brown	$110,884	$3,411	$16,605	$-	$1,009	$131,908

Jason P. Rubin	$105,844	$5,072	$12,878	$-	$1,009	$124,802

[1]	Based upon the closing price of our common stock at December 31, 2012 of $3.35 per share.

[2]
Represents the value realized upon accelerated vesting of options in the event of a change in control and is based upon the difference between the exercise price of all outstanding options for our Named Executive Officers at December 31, 2012 and the closing price of our common stock at that date of $3.35 per share.

Separation Agreement with Mr. Penver

On October 31, 2012, John K. Penver resigned from his role as our Chief Financial Officer, VP of Finance, and Secretary and from the Board. In connection with Mr. Penver’s resignation, in accordance with the Severance Benefits Agreement from April 2010 by and between us and Mr. Penver, Active Power and Mr. Penver entered into a Separation Agreement and Release, which, among other things, provides the following:

·	continuation of payment of Mr. Penver’s base salary of $250,000, at the rate of $20,333 per month, less applicable withholding, for nine (9) months in accordance with our regular payroll practices;

·
reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for a period of nine (9) months, or until Mr. Penver has secured other employment, whichever occurs first;

·	payment to Mr. Penver of a lump sum of $50,000, less applicable withholding, for a retention payment;

·	a prorated portion of his annual bonus under the 2012 bonus plan for executive officers; and

·
acceleration of the vesting of 27,120 shares (equivalent to an additional nine (9) months of vesting) under all outstanding stock option agreements between us and Mr. Penver that would have otherwise remained unvested as of the date of Mr. Penver’s resignation, such that Mr. Penver will be vested in a total of 207,507 shares pursuant to such stock option agreements.

The foregoing was subject to (i) a release of us by Mr. Penver for all claims (other than for payment of the foregoing), (ii) Mr. Penver’s compliance with non-competition and non-solicitation covenants for 12 months post-termination and continued observance of his obligations to us under his current proprietary information and nondisclosure agreement, and (iii) Mr. Penver’s compliance with customary non-disparagement covenants.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash $	Stock awards $	Option awards $	Total compensation
			[1]
J. Douglas Milner	Included in executive compensation table

Ake Almgren	$45,000	$11,550	$7,829	$64,379

Rodney Bond	$50,000	$11,550	$7,829	$69,379

James E. J. deVenny III	$48,750	$11,550	$7,829	$68,129

Robert S. Greenberg	$50,000	$11,550	$7,829	$69,379

Jan Lindelow	$30,000	$11,550	$7,829	$49,379

Benjamin Scott	$70,000	$11,550	$7,829	$89,379

Stephen Clearman	$17,500	$23,400	$15,861	$56,761

Total - all directors	$311,250	$92,700	$62,832	$466,782

[1]
Represents the amount of the fair value of the option award on the date that such option award was granted to our directors during 2012. Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 4, 2013 for the relevant assumptions used to determine the valuation of our stock option awards.

The following table shows the aggregate number of option awards outstanding for each of our directors as of December 31, 2012 as well as the number of shares underlying option awards during 2012 and the grant date fair value of option grants made to directors during 2012:

	Aggregate number of options outstanding at December 31, 2012	Option awards made during 2012	Grant date fair value of option awards made during 2012

J. Douglas Milner	Included in executive compensation table

Ake Almgren	33,000	3,000	$7,829

Rodney S. Bond	36,000	3,000	$7,829

James E. J. deVenny III	24,000	3,000	$7,829

Robert S. Greenberg	21,000	3,000	$7,829

Jan H. Lindelow	27,000	3,000	$7,829

Benjamin L. Scott	33,000	3,000	$7,829

Stephen Clearman	6,000	6,000	$15,861

Total - all directors	180,000	24,000	$62,832

Overview of Director Compensation and Procedures

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to us as well as the skill level required to serve as a member of the Board.

In 2012, our non-employee directors received the following annual fees for their service as a director:

Service	Annual Fee
Director fee	$30,000
Chairman of the Board fee	$20,000
Audit Committee participation fee	$10,000
Audit Committee chairperson (in addition to fee for serving on the Audit Committee)	$10,000
Compensation Committee participation fee	$5,000
Compensation Committee chairperson (in addition to fee for serving on the Compensation Committee)	$10,000
Nominating & Corporate Governance Committee participation fee	$5,000
Nominating & Corporate Governance Committee chairperson (in addition to fee for serving on the Nominating & Corporate Governance Committee)	$5,000
Strategy Committee participation fee	$5,000
Strategy Committee chairperson (in addition to fee for serving on the Strategy Committee)	$5,000

All of the above fees are paid to directors on a quarterly basis in arrears. When the Board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees. Special committee members will typically be paid a $2,500 annual participation fee and an additional $2,500 fee will be paid to the Chairperson of any such special committee.

On the date of our 2012 Annual Meeting of Stockholders, each non-employee director who continued to serve as a non-employee director was automatically granted an option to purchase 3,000 shares of common stock and RSUs for 3,000 shares of common stock provided such individual had served on the Board for at least six months as of the date of the meeting. Under this program, on May 17, 2012, each of Messrs. Almgren, Bond, deVenny, Greenberg, Lindelow, and Scott received an option to purchase 3,000 shares of common stock with an exercise price of $3.85 per share, the closing sale price of our common stock on The Nasdaq Global Market on the date of our 2012 Annual Meeting, and they each received 3,000 RSUs on the same date.

In 2012, new non-employee directors were awarded an option to purchase 6,000 shares of common stock and 6,000 RSUs under our 2010 Plan upon joining the Board. Options granted to new directors have an exercise price per share equal to the fair market value per share of the underlying shares of common stock at the date of grant and such options and RSUs vest in equal annual installments over three years. Under this policy, Mr. Clearman received 6,000 options to purchase common stock, as well as 6,000 RSUs on the date he joined our board of directors in June 2012. Also, under this policy, Mr. Kelly received 6,000 options to purchase common stock, as well as 6,000 RSUs when he joined our board of directors in January 2013. In connection with the revised non-employee director compensation policy (described below), Mr. Kelly was also granted an option to purchase 8,000 shares of common stock on February 22, 2013.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to their compensation payable for their service as our employees. Upon commencement of his service as our interim President and Chief Executive Officer, Mr. Lindelow ceased to earn director compensation until such time as his service as an employee ended.

In early 2013, the Compensation Committee completed a review of our non-employee director compensation policies and procedures, with assistance from Radford to provide benchmarking data on comparable companies. As a result of such review, the Compensation Committee recommended, and the Board subsequently approved on February 13, 2013, changes to the cash and equity compensation for the non-employee members of our Board. The annual retainer and Board chairperson retainer remained unchanged at $30,000 and $20,000, respectively. The fees for serving on Board committees were reduced from $10,000 to $4,000 for the Audit Committee, from $5,000 to $4,000 for the Compensation Committee and from $5,000 to $2,000 for the Nominating and Corporate Governance Committee. The additional fees for serving as a Board committee chair were reduced from $10,000 to $8,000 for the Audit Committee, from $10,000 to $6,000 for the Compensation Committee and from $5,000 to $1,000 for the Nominating and Corporate Governance Committee. The equity compensation issued when a non-employee director first joins the Board was increased from 6,000 option shares and 6,000 RSUs to 20,000 option shares. The equity compensation issued on an annual basis to a non-employee director was increased from 3,000 option shares and 3,000 RSUs to 15,000 option shares.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to us and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and have entered into indemnification agreements with all of our directors and our executive officers.

Certain Relationships

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such persons may have ownership or employment relationships with. A report is made annually to our Audit Committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any. There were no reportable related party transactions or relationships during 2012.

PROPOSAL TWO: NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and accompanying tables beginning on page 14 of this Proxy Statement. We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program.

Our goal for our executive compensation program is to attract and retain exceptional individuals as executive officers who will provide leadership for our success in dynamic, competitive markets. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders and suitably rewards our executives based on performance. We believe that our executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has to date, enabled us to sufficiently motivate and reward our Named Executive Officers.

We delivered year-over-year growth in direct sales on an annual basis since 2005. We have also made major improvements in reducing our operating losses and cash used in operations, and achieved quarterly profitability for the business. In 2012, we continued to achieve revenue growth, but did not accomplish our goals with respect to profitability. For a more detailed description of our financial results for fiscal year 2012, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

In 2012, due to the lack of progress on profitability and failure to achieve planned operating results, there was a 70% reduction in the level of performance-based compensation paid to our Named Executive Officers. This equated to a 27% reduction in total cash compensation for these individuals, reflecting our pay-for-performance philosophy of rewarding our executives for achievement of operating results. We believe that our executive compensation program has played an essential role in our success by aligning the long-term interests of our Named Executive Officers with the long-term interests of our stockholders.

Accordingly, the following resolution will be submitted to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is hereby approved.”

We encourage our stockholders to approve the compensation of our Named Executive Officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and to the extent that a significant percentage of votes are cast against the compensation of our Named Executive Officers, the Compensation Committee will determine whether any actions are necessary to address the concerns reflected in such votes.

This proposal will be approved upon the affirmative vote of the holders of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In January 2012, the Audit Committee appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012. The Audit Committee is asking the stockholders to ratify this appointment. Grant Thornton LLP has served in this capacity since their appointment in 2010.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Active Power and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees incurred by Grant Thornton LLP

The following table presents fees for professional services rendered by Grant Thornton LLP and billed to us for the audit of our annual financial statements and review of our interim quarterly financial statements for the years ended December 31, 2012 and 2011, respectively, and fees for other services billed by Grant Thornton LLP during those periods

Fees	2012	2011
Audit fees	$302,449	$230,000

Audit-related fees	-	10,500

Tax fees	11,000	-

All other fees	-	-

Total	$313,449	$240,500

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q, Form S-8 and Form S-3 consent procedures and audit and testing of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters and responding to SEC comments. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year. Audit-related fees for 2011 represent services rendered by Ernst & Young LLP, our former independent registered accounting firm, for transition related services regarding our engagement of Grant Thornton LLP.

Tax Fees. We used Grant Thornton LLP for tax-related activities in foreign jurisdictions in 2012.

All Other Fees. All other fees include amounts billed by Grant Thornton LLP in connection with consultation on accounting matters addressed during the audit or interim reviews.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services, including those set forth in the table above. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to report to the Audit Committee periodically regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

The affirmative vote of the holders of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Board believes that the ratification of Grant Thornton LLP as our independent registered public accounting firm is in the best interests of Active Power and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 12, 2013 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 19,259,846 shares of common stock outstanding as of April 12, 2013. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following April 12, 2013 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Executive Officers and Directors:

J. Douglas Milner	74,500	*
John K. Penver	13,284	*
Martin T. Olsen	94,619	*
Lisa M. Brown	120,028	*
Jason P. Rubin	111,109	*
Ake Almgren	84,300	*
Rodney S. Bond	51,614	*
Steven R. Fife	-	*
James E. J. deVenny III	74,000	*
Robert S. Greenberg	40,600	*
Jan H. Lindelow	126,400	*
Benjamin L. Scott	57,000	*
T. Patrick Kelly	-	*
Stephen J. Clearman	3,530,597	18.33%
All current directors and executive officers as a group (14 persons)	4,355,397	22.61%

Other 5% stockholders:
Kinderhook Partners, LP	3,526,597	18.31%
Ardsley Advisory Partners	1,493,187	7.75%
Joshua Ruch	1,286,429	6.68%

* Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

•
J. Douglas Milner. Includes 12,000 shares of outstanding common stock, 46,875 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 15,625 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•	John K. Penver. Includes 13,284 shares of outstanding common stock, as of the last date of record by the Company.

•
Steven R. Fife. Does not own any shares of outstanding common stock as of April 12, 2013 or shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days following April 12, 2013.

•
Martin T. Olsen. Includes 1,400 shares of outstanding common stock, 86,166 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,397 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Lisa M. Brown. Includes 3,283 shares of outstanding common stock, 113,999 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 2,746 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013, including shares subject to accelerated vesting upon Ms. Brown’s termination on April 11, 2013.

•
Jason P. Rubin. Includes 1,634 shares of outstanding common stock, 106,563 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 2,912 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Ake Almgren. Includes 48,300 shares of outstanding common stock, 33,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Rodney S. Bond. Includes 15,614 shares of outstanding common stock, 33,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Stephen J. Clearman. Consists of 3,526,597 shares of common stock held of record by Kinderhook Partners, LP, 2,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 2,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
James E. J. deVenny III. Includes 47,000 shares of outstanding common stock, 24,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Robert S. Greenberg. Includes 16,600 shares of outstanding common stock, 21,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
T. Patrick Kelly. Does not own any shares of outstanding common stock as of April 12, 2013 or shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days following April 12, 2013.

•
Jan H. Lindelow. Includes 96,000 shares of outstanding common stock, 27,200 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,200 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Benjamin L. Scott. Includes 21,000 shares of outstanding common stock, 33,000 shares of common stock issuable upon exercise of options within 60 days of April 12, 2013, and 3,000 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
All current directors and executive officers as a group. Includes 3,788,845 shares of outstanding common stock, 522,621 shares of common stock issuable upon exercise of options within 60 days after April 12, 2013, and 43,931 shares of common stock deliverable upon the vesting of RSUs within 60 days of April 12, 2013.

•
Kinderhook Partners, LP. Based on a Schedule 13D/A dated February 6, 2013, as filed with the Securities and Exchange Commission, and other information available to us, reported that it had shared voting power and shared dispositive power over 3,526,597 shares of common stock as of February 6, 2013 and that its address was 2 Executive Drive, Suite 585, Fort Lee, NJ 07024. Mr. Clearman is the chief principal at Kinderhook Partners, LP and therefore his shares shown also include these shares in his total.

•
Ardsley Advisory Partners. Based on a Schedule 13G/A dated February 13, 2013, as filed with the Securities and Exchange Commission and other information available to us, reported that it had sole voting power and shared dispositive power over 1,493,187 shares of common stock as of February 13, 2013 and that its address is 262 Harbor Drive, Stamford, Connecticut 06902.

•
Joshua Ruch. Pursuant to a Schedule 13G/A dated February 5, 2013, as filed with the Securities and Exchange Commission, Joshua Ruch reported that he had beneficial ownership over 1,286,429 shares of common stock as of December 31, 2012. 909,024 of the shares indicated as owned by Mr. Ruch are held in the name of investment vehicles over which Pinnacle Management Partners L.P., a limited partnership, has sole voting and investment control. When such number of shares is taken together with Shares held by Mr. Ruch, and certain other family or foundation vehicles over which he exercises sole investment and voting control, Mr. Ruch may be deemed to own beneficially an aggregate of 1,286,429 shares.

CERTAIN TRANSACTIONS

Employment agreements. For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Stock options granted to executive officers and directors. For more information regarding the grant of stock options to executive officers and directors in 2012, please see the table “Grants of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion and Analysis, above.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No loans to officers or directors. We currently have no outstanding loans to any officers or directors. Furthermore, our Board has resolved that we shall not offer or provide any loans to any officer or director of Active Power.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that, as of December 31, 2012, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans as of December 31, 2012):

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)

Equity Compensation Plans Approved by Stockholders	1,882,584	$6.67	1,854,727

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,882,584	$6.67	1,854,727

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Active Power's directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all such forms provided to us and based solely on that review, Active Power believes that, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders have been satisfied, except that, due to clerical error, Uwe Schrader-Hausmann, Jason Peter Rubin, Martin T. Olsen and Lisa M. Brown each inadvertently failed to make three Form 4 filings, John K. Penver inadvertently failed to make two Form 4 filings, and Jan H. Lindelow inadvertently failed to make one Form 4 filing. Each such failure to file was in connection with the vesting and net settlement of previously reported grants of RSUs. On February 14, 2013, Form 5 filings were made reporting these transactions.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2012 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 4, 2013. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: April 30, 2013

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Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
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CONTROL # → 000000000000

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors
Nominees

01 Stephen Clearman 02 T. Patrick Kelly

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000176051_1 R1.0.0.51160

111234567812345678123456781234567812345678123456781234567812345678000000000000NAMETHE COMPANY NAME INC. - COMMON 123,456,789,012.12345THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345THE COMPANY NAME INC. - 401 K 123,456,789,012.12345→x02 0000000000JOB #1 OF 21 OF 2 PAGESHARESCUSIP #SEQUENCE #THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateCONTROL #SHARESTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00000176051_1 R1.0.0.51160For Withhold For AllAll All ExceptThe Board of Directors recommends you voteFOR the following:1. Election of DirectorsNominees01 Stephen Clearman 02 T. Patrick KellyACTIVE POWER, INC.2128 W. BRAKER LANE BK12STE 110AUSTIN, TEXAS 78758Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1Investor Address Line 1Investor Address Line 2Investor Address Line 3Investor Address Line 4Investor Address Line 5John Sample1234 ANYWHERE STREETANY CITY, ON A1A 1A1VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.Electronic Delivery of Future PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain2 To approve, by non-binding advisory vote, executive compensation.3 To ratify the appointment of Grant Thorton LLP as the independent registered public accounting firm for Active Power, Inc forthe fiscal year ending December 31, 2013.NOTE: Such other business as may properly come before the meeting or any adjournment or adjournments thereof.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.0000176051_2 R1.0.0.51160Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/areavailable at www.proxyvote.com .ACTIVE POWER, INC.PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the“Annual Meeting”) of Active Power, Inc., a Delaware corporation, and the related Proxy Statement dated April 30, 2013,and appoints Steven R. Fife and Douglas Milner, each the Proxy of the undersigned, with full power of substitution, to voteall shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf oron behalf of any entity or entities, at the Annual Meeting to be held May 30, 2013 at 2128 W. Braker Lane BK12, Austin,Texas 78758, at 2:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect asif the undersigned was personally present at the Annual Meeting.The shares represented by this Proxy shall be voted in the manner set forth hereon. If no specification is made on thereverse side, this Proxy will be voted "FOR" the election of directors and "FOR" proposals two and three, each asdescribed hereon.Continued and to be signed on reverse side